December 19, 2000

Oppenheimer Main Street Funds, Inc.
6803 S. Tucson Way
Englewood, CO 80112

Dear Ladies and Gentlemen:

     This opinion is being furnished to Oppenheimer Main Street Funds, Inc.,a Maryland corporation on behalf of its series, Oppenheimer Main Street Growth and Income Fund (the "Fund"), in connection with the Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, filed by the Fund for the initial public offering of the Fund's Class N shares of beneficial interest. As counsel for the Fund, we have examined such statutes, regulations, Fund records and other documents and reviewed such questions of law that we deemed necessary or appropriate for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that the foregoing Class N shares to be issued as described in the Registration Statement have been duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Allan B. Adams

Allan B. Adams